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                                                                  EXHIBIT 99.A

For Immediate Release


                                             Contact: Bob Marshall
                                             Director of Investor Relations
April 23, 1998                               302-429-3114


                     CONECTIV ADOPTS STOCKHOLDER RIGHTS PLAN

Wilmington, Delaware -- Conectiv (Ticker Symbol:CIV) announced today that its Board of Directors adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock (CIV) and Class A Common Stock (CIV.A) held as of the close of business on May 11, 1998. Conectiv believes that the issuance of Rights to the two classes of common stock will prevent dilution of either class in the event the Rights become exercisable.

The Rights are designed to guard against partial tender offers and other abusive or unfair tactics that might be used in an attempt to gain control of the Company without paying all stockholders a fair price for their shares. The Rights Plan will not prevent takeovers, but is designed to deter coercive, abusive, or unfair takeover tactics and to encourage anyone attempting to acquire the Company to first negotiate with the Board.

Each Right, depending on its attachment to Common Stock or Class A Common Stock will entitle stockholders to buy one-hundredth of a share of Series One Preferred Stock or one-hundredth of a share of Series Two Preferred Stock, respectively, at an exercise price of $65 per Right. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the aggregate voting power represented by the Company's outstanding securities (i.e. becomes an "Acquiring Person" as defined in the Rights Plan) or commences a tender or exchange offer to acquire beneficial ownership of 15% or more of the aggregate voting power represented by the Company's outstanding securities.

If any person becomes an Acquiring Person, then each Right will entitle its holder to purchase, at each Right's exercise price, units of either the Company's Series One Preferred Stock or Series Two Preferred Stock having a market value equal to twice the respective exercise price. In addition, if after any person becomes an Acquiring Person, Conectiv is involved in a merger or other business combination with another company and all or part of the shares of Common Stock and Class A Common Stock are converted into other securities, cash, or property, or the Company sells 50% of more of its assets or earning power to another company, each Right will entitle its holder to purchase, at the




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Right's exercise price, shares of common stock of the ultimate parent of such other company having a market value equal to twice the exercise price.

Conectiv generally will be entitled to redeem the Rights at $.01 per Right at any time before a person or group becomes an Acquiring Person.

The Conectiv Stockholder Rights Plan has been outlined in a letter to be sent to each stockholder.



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